Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Symyx Technologies, Inc.

We consent to the use of our report dated December 7, 2007, with respect to the combined balance sheets of MDL Information Systems Business (carved-out operations of certain product lines of Elsevier, Inc.) as of December 31, 2006 and 2005, and the related combined statements of operations, changes in net parent investment (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, included in this Amendment No. 2 of Current Report on Form 8-K of Symyx Technologies, Inc.

/s/ Armanino McKenna LLP
San Ramon, California
December 14, 2007